Exhibit 99.1
SAVE THE WORLD AIR BENEFITS AS SEC PREVAILS AGAINST FORMER OFFICER
Los Angeles, CA, November 18, 2005 / PR Newswire — First Call / — Save the World Air, Inc. (Pink Sheets: ZERO) announced that is has been informed that Judge Frank Maas of the United States District Court for the Southern District of New York has ruled against former Company director and officer Jeffrey A. Muller and in favor of the Securities and Exchange Commission in long-standing litigation against Mr. Muller.
In granting the SEC’s motion for summary judgment, the court has barred Mr. Muller from serving as an officer or director of a public company for a period of 20 years, has ordered Mr. Muller to disgorge any shares of the Company’s stock that he still owns and has directed the Company to cancel any issued and outstanding shares of Company stock still owned by Mr. Muller. Mr. Muller was also ordered to disgorge to the SEC unlawful profits in the amount of $7.5 million and a pay a civil penalty in the amount of $100,000.
Eugene E. Eichler, the Company’s CEO said of the court’s ruling, “The Judge’s 46-page opinion is a complete vindication of our position in the long-standing litigation against Mr. Muller. We are especially gratified that the court has ordered Mr. Muller to disgorge any shares of our stock which he still owns and directed us to cancel all of those shares. We intend to comply fully with the court order. We will be able to cancel at least 7.2 million shares immediately and believe that we will be able to cancel an additional 1.5 millions shares and all the options Mr. Muller previously issued to himself when we prevail in the rest of our lawsuit against Mr. Muller.”
The Company’s additional claims against Mr. Muller remain the subject of ongoing litigation as part of this same lawsuit.
Save the World Air, Inc. is currently engaged in the product development, and initial sales and marketing, of devices using proprietary technologies that can be installed on motor vehicles, motorcycles and stationary engines to reduce harmful emissions, improve fuel efficiency and/or improve performance.
Safe Harbor Statement
The statements contained herein, which are not historical, are forward looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in the forward looking statements, including, but not limited to, the company’s filings and future filings with the Securities and Exchange Commission, including those set forth in the company’s Annual Report on From 10-KSB for the year ended December 31, 2004.
For further information, please contact:
Eugene E. Eichler, CEO
Save The World Air, Inc.
+1-818-487-8000